Exhibit 16.1

November 3, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: MicroCloud Hologram Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 3, 2022, of MicroCloud Hologram Inc. (“the Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/ Friedman LLP

New York, New York

November 3, 2022